EXHIBIT 99.1

1895 Bancorp of Wisconsin, Inc. Announces Executive Appointments
Greenfield, Wisconsin – September 30, 2022 – 1895 Bancorp of Wisconsin, Inc. (“the “Company”) (NASDAQ Capital Market: BCOW), the holding company for PyraMax Bank, FSB (the “Bank”), announced the following Executive changes:
David R. Ball has been promoted to President and Chief Executive Officer for 1895 Bancorp and PyraMax Bank effective October 1, 2022. Mr. Ball joined the Bank as of February 22, 2021 and currently is the Bank’s President and Chief Operating Officer, Mr. Ball has over 30 years of banking experience.
Richard B. Hurd will continue as the SVP Strategic Planning Officer for 1895 Bancorp and PyraMax Bank effective October 1, 2022.  Mr. Hurd joined PyraMax Bank in 2001 and has over 45 years of banking experience and knowledge of financial markets. During his employment with PyraMax Bank, Mr. Hurd served as the Chief Executive Officer from 2021-2022, President and Chief Executive Officer from 2007 to 2021 and Chief Operating Officer from 2004 to 2007.
Monica Baker has been promoted to Executive Vice President – Chief Operating Officer for 1895 Bancorp and PyraMax Bank effective October 1, 2022.  Ms. Baker began with PyraMax Bank in 1993 as the Vice President of Marketing/Human Resources/Savings and most recently was promoted in January of 2014 to Senior Vice President – Chief Brand Officer.  Ms. Baker has over 34 years of banking experience, focused on retail banking, retail lending, human resources and marketing.
Steven Klitzing has been promoted to Executive Vice President – Chief Financial Officer and Treasurer for 1895 Bancorp and PyraMax Bank effective October 1, 2022.  Mr. Klitzing began with PyraMax Bank effective October 1, 2021 as Senior Vice President – Chief Financial Officer and Treasurer for 1895 Bancorp and PyraMax Bank. Throughout his career, Mr. Klitzing has been involved in many areas of banking, including financial and regulatory accounting, asset and liability management, enterprise risk management, regulatory relations and compliance, investment portfolio management, mergers and acquisitions, strategic planning, capital planning and management, business expansion, retail operations, corporate tax planning and investor relations.

Thomas K. Peterson will transition to Senior Vice President – Commercial Lending Officer for 1895 Bancorp and PyraMax Bank effective November 1, 2022. Mr. Peterson began his career with PyraMax Bank, FSB in January of 2017 as the Senior Vice President, Chief Lending Officer.  Prior to being employed by PyraMax Bank, FSB, Mr. Peterson has over 40 years of banking experience, including various commercial banking roles at Ozaukee Bank, Harris-BMO and Associated Bank.